Exhibit 21.1

Subsidiaries of Registrant

Property Name	State Organization
Lightstone Value Plus REIT II, LP	Delaware
LVP Metairie, LLC	Delaware
LVP Metairie Holding Corp.	Delaware
LVP Metairie JV, LLC	Delaware
LVP TPS Metairie LLC	Delaware
LVP Investment Holding Corp.	Delaware
LVP East Rutherford Loan Acquisition LLC	Delaware
LVP East Rutherford LLC	Delaware
LVP FFI East Rutherford Holding Corp	Delaware
LVP SHS Peabody Holdings LLC	Delaware
LVP SHS Peabody LLC	Delaware
LVP SHS Holding Corp.	Delaware
LVP TPS Fayetteville LLC	Delaware
LVP TPS Fayetteville Holding Corp.	Delaware
LVP TPS Fayetteville Holdings LLC	Delaware
LVP TPS Little Rock LLC	Delaware
LVP TPS Little Rock Holding Corp.	Delaware
LVP TPS Little Rock Holdings LLC	Delaware